UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549 FORM 8‑K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGED ACT OF 1934
Date of report (Date of earliest event reported): July 30, 2015
TOR Minerals International, Inc. (Exact Name of Registrant as Specified in Its Charter) Delaware (State or Other Jurisdiction of Incorporation)
0-17321 (Commission File Number) 722 Burleson Street Corpus Christi, Texas (Address of Principal Executive Offices)	74-2081929 (IRS Employer Identification No.) 78402 (Zip Code)
(361) 883-5591 (Registrant’s Telephone Number, Including Area Code) N/A (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02           RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

On July 30, 2015, TOR Minerals International, Inc. (the “Company”), announced its financial results for the second quarter ended June 30, 2015.  Highlights for the second quarter of 2015 as compared to the second quarter of 2014 include:

  2Q15 revenue decreased 20 percent to $10.0 million
  2Q15 net loss of ($107,000) versus 2Q14 net income of $153,000
  2Q15 diluted loss per share of ($0.04) versus 2Q14 earnings per share of $0.04
  Book value was $11.38 per share at 6/30/15

Revenue by Product Group (in 000's)	2Q15	2Q14	% Change
Specialty Aluminas	$4,298	$6,227	-31%
Barium Sulfate and Other Products	2,394	2,567	-7%
TiO2 Pigments	3,271	3,598	-9%
Total	$9,963	$12,392	-20%

During the second quarter ended June 30 2015, net sales were $10.0 million, a 20 percent decrease compared to the same period a year ago and two percent decrease sequentially from the first quarter of 2015.  The negative effect of foreign currency translation and changes in the order patterns of a large customer made for difficult year-over-year comparisons in the Specialty Aluminas product group.  Negative comparisons in foreign currency were also responsible for approximately two-thirds of the decrease in Barium Sulfate and Other Product sales, and approximately one-third of the decrease in TiO2 Pigment sales.  To a lesser extent, year-over-year revenue comparisons were also negatively affected by lower unit volumes across all product categories.

During the second quarter of 2015, gross margin was 9.6 percent of sales, versus 12.2 percent during the same period last year, and 8.8 percent during the first quarter of 2015.  The year-over-year decrease in gross margin was primarily related to lower levels of plant utilization, lower average selling prices and lower unit volumes. The sequential improvement in gross margin from the first quarter of 2015 was primarily related to a lower average unit production costs.  Operating expenses decreased 7 percent to $1.1 million, primarily related to a decrease in staffing levels and selling expenses.  Second quarter net loss was ($107,000), or ($0.04) per diluted share, as compared to a net income of $153,000, or $0.04 per share, during the same period a year ago.

“Despite the difficult revenue and income/loss comparisons and challenging market environment for our TiO2 business, we are maintaining and adding new customers and new applications for our high-performance specialty alumina and barium sulfate products, which gives us confidence that the long-term health of our business and opportunities for growth remain strong,” commented Dr. Olaf Karasch, Chief Executive Officer. “We expect our specialty alumina and barium sulfate business to resume volume growth from current levels and we remain optimistic about the outlook for these categories for the next several years.  To meet anticipated demand for existing and new specialty alumina applications, we are currently in the process of expanding our production capacity.  Our TiO2 revenue is likely to continue to be negatively affected by softer demand trends and pricing pressure across the industry.  We are selling through TiO2 inventories that were produced last year which have a higher cost basis and expect margins in this business to improve in the coming quarters to reflect a reduction in raw material costs and the significant steps we have taken to reduce production costs.  Overall, we intend to drive improvement in returns with faster inventory turnover and lower production costs, while refocusing investment in areas that can provide opportunities for significant growth and contribute attractive returns.”

TOR Minerals will host a conference call at 4:00 p.m. Central Time on July 30, 2015, to further discuss second quarter results. The call will be simultaneously webcast, and can be accessed via the Investor section on the Company's website, www.torminerals.com.  Investors and interested parties may participate in the call by dialing 877-407-8033 and referring to conference ID # 13613905.

Headquartered in Corpus Christi, Texas, TOR Minerals International is a global manufacturer and marketer of specialty mineral and pigment products for high performance applications with manufacturing and regional offices located in the United States, Netherlands and Malaysia.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the present slowdown in U.S. construction and the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, the receptivity of the markets for our anticipated new products, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment and other factors.

A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

ITEM 9.01           FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Businesses Acquired. Not applicable.
(b)	Pro Forma Financial Information. Not applicable.
(c)	Shell company transaction Not applicable
(d)	Exhibits. The following exhibit is furnished in accordance with the provisions of Item 601 of Regulation S-B:
	Exhibit Number	Description
	99.1	Press Release, dated July 30, 2015 announcing the Company’s second quarter 2015 financial results

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
TOR MINERALS INTERNATIONAL, INC. _____________________ (Registrant)

Date: July 30, 2015	/s/ BARBARA RUSSELL
Barbara Russell Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated July 30, 2015 announcing the Company’s second quarter 2015 financial results

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